Exhibit 10.8

QUEST DIAGNOSTICS INCORPORATED
PERFORMANCE SHARE AWARD AGREEMENT
(2006 – 2008 Performance Period)

This Performance Share Award Agreement (the “Share Agreement”) dated as of Grant Date (the “Grant Date”) is by and between Quest Diagnostics Incorporated, 1290 Wall Street West, Lyndhurst, NJ 07071 (the “Company”) and ________________________ (the “Employee”).

1.

Conditions. This Share Agreement is subject in all respects to the Company’s Amended and Restated Employee Long-Term Incentive Plan (the “Plan”), the applicable terms of which are incorporated herein by reference. Terms not defined in this Share Agreement shall have the meaning ascribed in the Plan. The Employee acknowledges that he/she has read the terms of the Plan. This Share Agreement shall become void and the underlying grant will be revoked unless this document is executed by the Employee and returned by mail to the Executive Compensation Department to the attention of Lisa Zajac (1290 Wall Street West – 5th Floor, Lyndhurst, NJ 07071) within thirty (30) days from the date of transmittal to the Employee.

2.	Calculation of Potential Award. The Employee shall be eligible to vest in shares of the Company’s stock as provided in this section (shares that have so vested, “Vested Shares”).

Employee’s Target Performance Shares: ____________________

Performance will be measured over the Performance Period using Baseline Year results and Final Year results for the Company as well as for the companies in the Comparator Peer Group (see Appendix A for these defined terms). After the Final Year of the Performance Period, the results of each company in the Comparator Peer Group will be arrayed from highest to lowest. The Company’s results will then be compared to that of the Comparator Peer Group and, based on the Company’s relative position in this array; Vested Shares will be awarded based upon the following formula:

	Performance Relative to Peers *	“Earnings Multiple”* multiplied by Target Performance Shares = Vested Shares

	Greater Than or Equal to 85th%ile	2 x Target Performance Shares = Vested Shares
	Equal to 55th %ile	1 x Target Performance Shares = Vested Shares
	Less Than or Equal to 25th %ile	0 x Target Performance Shares = 0 Shares

*Intermediate Performance and resulting Earnings Multiple will be interpolated.

For example, if the Company’s EPS Compound Annual Growth Rate (CAGR) from fiscal year 2005 to fiscal year 2007 is at the 70th %ile relative to the companies in the S&P500 Healthcare Index, an Earnings Multiple of 1.5 will be applied to the Target Performance Shares to calculate the Vested Shares.

3.	Adjustments to Target Performance Shares: The Target Performance Shares will only be adjusted on a pro rata basis in the event either of the following occur:

(a)

the Employee’s employment with the Company ends prior to the end of the Performance Period, except if for death, disability (as defined in Section 22(e)(3) of the Internal Revenue Code), or retirement (defined as termination after the Employee attains age sixty and with the consent of the Company). In that event, the Target Performance Shares will be pro-rated by dividing the number of full months served by the Employee during the Performance Period by the number of

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months in the Performance Period (“Pro Ration Factor”). At the end of the Performance Period, the Vested Shares will be calculated based on the product of the Target Performance Shares, the Pro Ration Factor and the Earnings Multiple; or

(b)

the Employee’s employment with the Company ends prior to the end of the Performance Period as a result of a separation which would entitle the Employee to severance benefits under the Company’s Severance Policy or an employment agreement between such Employee and the Company. In that event, the Target Performance Shares will be pro-rated by adding the number of full months served by the Employee during the Performance Period plus twelve (but not to exceed the number of months remaining in the Performance Period) and then dividing that total by the number of months in the Performance Period (“Severance Pro Ration Factor”). At the end of the Performance Period, the Vested Shares will be calculated based on the product of the Target Performance Shares, the Severance Pro Ration Factor and the Earnings Multiple.

(c)

If prior to the end of the Performance Period, the Employee’s employment status in the Company is changed such that the Employee will no longer be eligible to receive performance shares pursuant to the Equity Award Eligibility Policy of the Company as in effect on the date hereof and attached as Appendix B to this Agreement and such changed status continues for a consecutive 90-day period, then, notwithstanding any other provision in this Agreement to the contrary, the Target Performance Shares will be pro-rated by dividing (x) the number of full months served by the Employee during the Performance Period through such 90th day (not to exceed 36) by (y) the number of months in the Performance Period (“Pro Ration Factor”). At the end of the Performance Period, the Vested Shares will be calculated based on the product of the Target Performance Shares, the Pro Ration Factor and the Earnings Multiple. The balance of the Target Performance Shares will be forfeited.

4.	Vesting and Exceptions to Vesting:

Subject to the exception enumerated at the end of this Section 4, the Employee will vest at the end of the Performance Period. Vested Shares, net of required tax withholding as described in Section 8 below, will be transferred into the Employee’s account at the Company’s dedicated broker by March 15 after the Performance Period ends.

In the event a Change in Control of the Company occurs prior to the end of the Performance Period (or prior to the determination of the final approved Earnings Multiple), then, upon the consummation of such transaction, a number of Vested Shares will be delivered to the Employee equal to the greater of: (1) the Target Performance Shares (as pro rated, if applicable, pursuant to section 3 above) or (2) the number of Performance Shares that would be Vested Shares had the calculation been based on the Performance Period including the most recent fiscal year end results of the Company and the companies in the Comparator Peer Group. For purposes of this Share Agreement, Change of Control shall mean and shall be deemed to occur if and when:

(a)

Any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 40% of more of the combined voting power of the Company’s then outstanding securities; or

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(b)

The individuals who, as of the grant date, constituted the Company’s Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual (other than any individual whose initial assumption of office is in connection with an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation A promulgated under the Securities Exchange Act of 1934)), becoming a director subsequent to the Grant Date, whose election, or nomination for election by the stockholders of the Company, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual was a member of the Incumbent Board; or

(c)

Shareholders of the Company approve an agreement, providing for (a) a transaction in which the Company will cease to be an independent publicly owned corporation, or (b) the sale or other disposition of all or substantially all of the Company’s assets, or (c) a plan of partial or complete liquidation of the Company.

The Employee will not vest and will forfeit all Performance Shares if, either:

(x)

The Employee was terminated for Cause where “Cause” shall be defined as the Employee committing any act that shall or could cause the Company to suffer financial harm or damage to its reputation (either before or after termination of employment) through (i) dishonesty, (ii) violation of law in the course of the Employee’s employment or violation of the Company’s Corporate Compliance Manual and compliance bulletins or other written policies, or (iii) material deviation from the duties owed the Company by the Employee; or

(y)

The Employee breached any restrictive covenants of his or hers that may be in place. The Employee understands and acknowledges that he or she is a key employee of the Company which was a reason, in part, for being provided with this Grant, and, as such, may have restrictive covenants in place. Forfeiture under this subsection (b) shall not constitute a release of any claim that the Company may have for damages, past, present, or future in respect of any such breach.

5.

Executive Share Ownership Guidelines: If the Employee has been designated as a participant in the Company’s Executive Share Ownership Guidelines, which have been established by the Compensation Committee of the Board of Directors, Vested Shares earned by the Employee (net of tax withholdings) pursuant to this Share Agreement would qualify under and are subject to such guidelines.

6.

Non-Transferability. Except pursuant to the laws of descent and distribution, the Performance Shares described in this Share Agreement may not be sold, assigned, transferred, pledged or otherwise encumbered by or on behalf of or for the benefit of the Employee. Unless otherwise provided at the time of delivery of the Vested Shares to the Employee, the Vested Shares may be so sold, assigned, transferred, pledged or encumbered.

7.

Interpretation. Any dispute, disagreement or matter of interpretation which shall arise under this Share Agreement shall be finally determined by the Company’s Compensation Committee in its absolute discretion.

8.

Taxes: Any Vested Shares under this program will be considered taxable income and subject to tax and tax withholdings as appropriate. The Company will reduce the number of Vested Shares to be delivered

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to the Employee by the amount of the taxes due (with the shares valued at the average of the high and low selling prices on the date of delivery of the Vested Shares).

9.

Governing Law. This Share Agreement and all rights hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the state of New Jersey applicable to contracts made and to be performed entirely within such state.

10.	Acknowledgements. By execution of this Share Agreement, the Employee agrees that he/she has received and reviewed a copy of:

(a)

the Prospectus (link to Prospectus: http://questnet1.qdx.com/Business_Groups/Legal/policies/stock_Grant/stock_Grant.htm)relating to the Company’s Amended and Restated Employee Long-Term Incentive Plan;

	(b)	the Quest Diagnostics Incorporated 2004 Annual Report (link to 2005 Annual Report: http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=DGX&script=700to Shareholders and Form 10-K);

(c)

the Company’s Policy for Purchasing and Selling Securities (“the Policy”) (link to Trading Policy: http://questnet1.qdx.com/Business_Groups/Legal/policies/policies.htm.) The Employee further agrees to fully comply with the terms of the Policy;

	(d)	the Company’s Executive Share Ownership Guidelines (link to guidelines: http://questnet1.qdx.com/Business_Groups/Legal/policies/policies.htm); and

	(e)	the Company’s Equity Award Eligibility Policy attached hereto as Appendix B.

EMPLOYEE:

By:

(NAME)

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Appendix A
QUEST DIAGNOSTICS INCORPORATED
PERFORMANCE SHARE AWARD AGREEMENT
2006 – 2008 Performance Period

Baseline Year – Results for Fiscal Year 2005 for the Company and each company in the Comparator Peer Group.

•

Fiscal Year refers to the year during which the last full month occurs in each company’s annual reporting period. For the Company and most companies in the Comparator Peer Group, the Fiscal Year 2005 ended in December. For certain other companies, the Fiscal Year ended during other months in 2005.

Final Year – Fiscal Year 2008 for the Company and each company in the Comparator Peer Group.

Performance Period – The Performance Period will run from January 1, 2006 through December 31, 2008, the Final Year for the Company (and corresponding Peer Group fiscal years).

Performance Goal(s) - Compound Annual Growth Rate (CAGR) in Fully-Diluted Earnings Per Share for the Company and each company in the Comparator Peer Group from the Baseline Year to the Final Year (i.e., for Fiscal Years 2006, 2007 and 2008).

•

For the 2005 Baseline Year only, the Pro Forma Fully-Diluted Earnings Per Share reported in the Footnotes to the Financial Statements for the Company and each company in the Comparator Peer Group will be used. The Pro Forma Fully-Diluted Earnings Per Share includes the compensation cost of stock option and other equity awards. For Fiscal Years beginning in 2006, the reported Fully-Diluted Earnings Per Share results will include the annual compensation cost of each company’s equity awards.

• If any company in the Peer Group has not publicly reported its Fully Diluted Earnings Per Share by February 28, 2009, its CAGR will be computed as of its most recent quarterly report.

Comparator Peer Group – The Comparator Peer Group is comprised of the companies in the Standard & Poors 500 Healthcare Index as of December 31, 2008.

• Excluded from the list of companies in the Comparator Peer Group will be those companies reporting a negative EPS in the Baseline Year since calculating CAGR will not be possible for these companies.

2006 Incentive Stock Agreement

Appendix B
Quest Diagnostics Incorporated
“Equity Award Eligibility Policy”

Option Eligibility

•	Unreduced Work Schedule
•	One of the following salary grades:
	•	Corporate VP or Higher
	•	Salary Grade 53 or Higher
	•	Research & Development - Grade RD6 or Higher
	•	Medical Director - Grade MD2

For employees whose salary is administered outside the standard Quest structure (i.e., MedPlus, International, Clinical Trials Europe), a Quest Diagnostics salary grade has been assigned consistent with the above requirements. This grade is stored within the Company’s Stock Administration System.

IMPORTANT: Meeting the criteria for “Option Eligibility” does not guarantee an award. All grants are subject to a separate approval process.

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